Exhibit 10.2

3/30/2026

Michael Gannon
[Address]

Dear Michael:

As mutually agreed, your employment with Snowflake Inc. (the “Company” and, together with its subsidiaries and other corporate affiliates, the “Company Group”) will end on April 1, 2026 (the “Separation Date”). This Separation Agreement (the “Separation Agreement”) sets forth details about the end of your service to the Company as an employee. It will become effective on the date that the last party signs it, as set forth on the signature page hereto (the “Effective Date”). For the avoidance of doubt, the parties agree this Separation Agreement constitutes a mutually negotiated separation and not a voluntary resignation for purposes of any Company plan, policy, or agreement.

1.Separation Date. You acknowledge that your employment as Chief Revenue Officer will end on March 31, 2026 and that you are separating employment in good standing pursuant to this negotiated Separation Agreement.

2.Severance. In consideration to you for the Company’s entry into this Separation Agreement and provided that you allow to become effective a release of claims as set forth herein, the Company agrees to the following (the “Severance Benefits”):

a.Cash Payment. The Company will pay you a cash amount equal to 100% of your current annual base salary, less applicable taxes and deductions.

b.COBRA Reimbursement. Upon your timely election with your insurance provider to continue your existing health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and providing proof of the election to the Company, the Company will pay the insurance premiums to continue your existing health benefits for six (6) months after the Separation Date. However, if you become employed by another company during that period, then you will no longer be eligible to receive COBRA reimbursement.

c.Consulting Arrangement. Provided you enter into the Consulting Agreement attached hereto as Exhibit A, then you will be appointed to serve as a consultant to the Company on the terms and conditions set forth in the Consulting Agreement. As described more fully in the Consulting Agreement, the term of the Consulting Agreement will begin on the Separation Date and end on the earlier of (i) your failure to timely sign this Separation Agreement; (ii) your failure to allow the releases set forth in the signed Separation Agreement to become effective; (iii) September 21, 2026; and (iv) any earlier termination date provided for in the Consulting Agreement. You and the Company acknowledge and agree that the Consulting Agreement will be effective on the Separation Date, such that you do not have a break in Continuous Service under the Snowflake Inc. 2020 Equity Incentive Plan, except as otherwise set forth in the Consulting Agreement.

3.Accrued Wages. You will be paid your ordinary wages pursuant to the Company's normal payroll schedule through the Separation Date. On the Separation Date, the Company will pay you all accrued wages earned through the Separation Date that have not yet been paid to you, subject to standard payroll deductions and withholdings. You are entitled to these payments by law. The Separation Date is your employment termination date for all purposes, meaning you are not entitled to any further compensation, monies, or other benefits from the Company Group following the Separation Date, except as set forth in this Separation Agreement and the Consulting Agreement.

4.Health Insurance. Your existing health benefits through Snowflake will terminate at the end of the month in which the Separation Date falls. To the extent provided by COBRA, or if applicable, state insurance laws, and the Company’s current group health insurance policy, you are eligible to continue coverage under the Company health plan. You will be provided separate notice from our third-party vendor describing your rights and obligations under COBRA. If you choose to enroll in COBRA, it is your responsibility to complete and return the enrollment application by the due date noted in the paperwork sent by our third-party vendor.

5.[Reserved]

6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Separation Agreement and the Consulting Agreement, you have not earned and will not receive from the Company any additional compensation (including bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested rights you may have under either the express terms of a written ERISA-qualified benefit plan (e.g., your 401(k) account). For the avoidance of doubt, you agree and acknowledge that you are not entitled to any benefits under the Snowflake Inc. Severance and Change in Control Plan. You further acknowledge and agree that the Severance Benefits provided in the Separation Agreement satisfy any amounts undisputedly owed to you.

7.Expense Reimbursements. You agree that, within 30 days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice and expense reimbursement policies. You agree that any personal or unauthorized charges that you may have incurred on a Company credit card may be deducted from any amounts owed to you by the Company.

8.Return of Company Property. By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company Group property which you have in your possession or control, including, but not limited to, Company Group files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company Group (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property, and information by the close of business on the Separation Date. If you have used any personally-owned computer, server, or e-mail system to receive, store, review, prepare, or transmit any Company Group confidential or proprietary data, materials, or information, by the close of business on the Separation Date, you will permanently delete and expunge such Company Group confidential or proprietary information from those systems; and you agree that, if the Company reasonably believes that you have not complied with the foregoing, to provide the Company access to your system as requested to verify that the necessary deletion is done.

9.Proprietary Information and Continuing Obligations. You acknowledge and reaffirm your continuing obligations under your Proprietary Information and Inventions Agreement dated March 4, 2025 (your “PIIA”). Specific reference is made to Section 5 of your PIIA, which provides that, for the period of your employment by Company and for one (1) year thereafter, you will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her, or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

10.Confidentiality. You acknowledge that the Company plans to file this Separation Agreement (including the Consulting Agreement) in its filings with the Securities and Exchange Commission. Until such time, the provisions of this Separation Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Separation Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers, and financial advisors; (b) you may disclose this Separation Agreement, and any other documents or information (without notice to the Company) when communicating with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Governmental Agencies”), or during the course of an investigation or proceeding that may be conducted by any Government Agency; (c) you may make statements and disclosures as set forth in the Section entitled “Excluded Claims/Protected Rights;” and (d) you may disclose this Separation Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Separation Agreement to any current or former Company employee. Nothing in this provision or this Separation Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

11.Non-Disparagement. You agree and covenant that you will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Company Group or its businesses, or any of its current or former employees, officers, or directors, and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future, provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, nothing in this provision or this Separation Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or as set forth in the Section of this Separation Agreement entitled “Excluded Claims/Protected Rights.” The Company agrees that neither its officers nor its directors will make or publish disparaging statements about you.

12.No Admissions. You understand and agree that the promises and payments in consideration of this Separation Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13.Release of Claims.

a.General Release. In exchange for the consideration provided in this Separation Agreement to which you would not otherwise be entitled, you and your heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the "Releasors") irrevocably and unconditionally fully and forever waive, release, and discharge the Company Group, including each member of the Company Group's parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective current or former officers, directors, employees, shareholders, and partners, in their corporate and individual capacities (collectively, the "Released Parties"), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown (collectively, "Released Claims"), that you may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to your hire, benefits, employment, termination, or separation from employment with the Company Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of your execution of this Separation Agreement, including but not limited to:

•any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National

Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the California Fair Employment and Housing Act, the California Constitution, the California Labor Code, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

•any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm;

•any and all claims for compensation or benefits of any type whatsoever, including but not limited to claims for wages (including but not limited to overtime pay), penalties, meal and rest break premiums, salary, bonuses, commissions, incentive compensation, vacation, sick pay, severance, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; and

•any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

Nothing in this release prevents you from enforcing your rights under this Separation Agreement.

b.Class or Collective Action. If any Released Claim cannot be waived as a matter of applicable law, then, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such claim in which the Company or any Released Party is a party.

c.ADEA Release. You acknowledge that you are knowingly, freely, and voluntarily waiving and releasing any rights you have under the ADEA and that the consideration given for the waiver and releases you have given in this Separation Agreement is in addition to anything of value to which you were already entitled. By signing this Separation Agreement, you further acknowledge that you have been advised, as required by the ADEA, that: (a) you have read this Separation Agreement in its entirety and understand all of its terms; (b) by this Separation Agreement, you have been advised in writing to consult with an attorney prior to signing this Separation Agreement (although you may choose voluntarily not to do so); (c) you were given at least twenty-one (21) days to consider the terms of this Separation Agreement and consult with an attorney of your choice, although you may sign it sooner if desired, and changes to this Separation Agreement, whether material or immaterial, do not restart the running of the 21-day period; (d) you understand that you have seven (7) days after signing this Separation Agreement to revoke your acceptance by delivering notice of revocation to Tosanna Smallwood at [email address] before the end of this seven-day period; (e) you understand that this Separation Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Separation Agreement, and (f) you understand that the releases contained in this Separation Agreement do not apply to rights and claims that may arise after you sign this Separation Agreement.

d.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims. You acknowledge that you may later discover claims or facts in addition to or different from those which you now know or believe to exist with regards to the subject matter of this Separation Agreement, and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected its terms. Nevertheless, the Releasors waive any and all Claims that might arise as a result of such different or additional claims or facts.

e.Notification. You acknowledge that you have been advised that you have the right to consult an attorney regarding this Separation Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Separation Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

f.Excluded Claims/Protected Rights. This general release and waiver of claims excludes, and you do not waive, release, or discharge (the “Excluded Claims”): (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by any Governmental Agency; (B) claims or rights that cannot be waived by law, such as claims for workers' compensation or unemployment benefits; (C) indemnification rights for expenses and losses incurred by you in the course and scope of employment as contemplated by California Labor Code Sections 2802 and 2804 or pursuant to any written indemnification agreement with the Company to which you are a party; and (D) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Separation Agreement limits your ability to file a charge or complaint with any Governmental Agency. While this Separation Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Separation Agreement. Additionally, nothing in this Separation Agreement will bar you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company or its employees or agents when you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, in all cases only to the extent required by California Civil Code Section 1670.11. You agree to promptly provide written notice of any such order, subpoena, or request to legalnotices@snowflake.com. Additionally, nothing in this Separation Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

14.Representations. You specifically represent, warrant, and confirm that you:

a.have not filed any claims, complaints, or actions of any kind against the Company Group with any court of law;

b.have not made any claims or allegations to the Company related to sexual assault or abuse, sexual harassment, or sex discrimination, and that none of the payments set forth in this Separation Agreement are related to sexual abuse or sexual harassment;

c.have been properly paid for all hours worked for the Company Group;

d.have received all wages (including but not limited to overtime pay), penalties, meal and rest break premiums, salary, bonuses, and other compensation due to you, in your final paycheck through and including the Separation Date;

e.have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise;

f.have not suffered any on-the-job injury for which you have not already filed a claim; and

g.have not engaged in any unlawful conduct relating to the business of the Company Group.

If any of these statements are not true, you cannot sign this Separation Agreement and must notify the Company immediately in writing of the statements that are not true. This notice will not automatically disqualify you from receiving these benefits, but will require the Company’s further review and consideration.

15.Cooperation. You agree that you will cooperate with the Company Group in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company (including, without limitation, your being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents and electronically stored information which is in, or may come into, your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments). You agree that you will notify the Company’s General Counsel immediately after being contacted by a third party or receiving a subpoena or court order to appear and testify with respect to any matter relating to the Company Group or your employment. You agree that the payments and benefits received under this Separation Agreement are adequate consideration for your cooperation under this provision.

16.Arbitration. The parties agree that any dispute, controversy, or claim arising out of or related to your employment with the Company Group or termination of employment, this Separation Agreement, or the Consulting Agreement, your PIIA, or any alleged breach of the foregoing agreements, shall be submitted to and decided by final and binding arbitration. Arbitration shall be administered exclusively by JAMS, and held in the JAMS office closest to the location where you primarily performed services for the Company, before a single arbitrator, in accordance with the then-current JAMS rules and the Federal Arbitration Act, as modified by the terms and conditions contained in this paragraph. The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law. If any party prevails on a statutory claim that affords the prevailing party attorneys' fees and costs, then the arbitrator may award reasonable attorneys' fees and costs to the prevailing party. Any dispute as to who is a prevailing party and/or the reasonableness of any fee or costs shall be resolved by the arbitrator. By initialing below, you agree to waive all rights to a jury trial. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. In addition, all claims, disputes, or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, collective, or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative, collective, or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The arbitrator shall issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Separation Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. This Separation Agreement to arbitrate is freely negotiated between you and the Company and is mutually entered into between the parties. You understand and agree that you are giving up certain rights otherwise afforded to you by civil court actions, including but not limited to the right to a jury trial.

17.Class and Collective Action Waiver. Subject to the preceding paragraph (Arbitration), the parties expressly intend and agree that, to the furthest extent permitted by law: (a) class action and collective action procedures shall not be asserted, and will not apply, in any arbitration under this Separation Agreement, the Consulting Agreement, or your PIIA; (b) each will not assert class or collective action claims against the other in arbitration, court, or any other forum; (c) each shall only submit their own, individual claims in arbitration and shall not bring claims against the other in any representative capacity on behalf of any other individual; and (d) any claims you might have will not be joined, consolidated, or heard together with claims of any other current or former employee or contractor of the Company. Notwithstanding anything to the contrary in the JAMS rules, the FAA, and the general grant of authority to the arbitrator in Section 16 (Arbitration) of the power to determine issues of arbitrability, the arbitrator shall have no jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings, or to join any other party to an arbitration between you and the Company. Notwithstanding anything to the contrary in the JAMS rules related to employment arbitration, the arbitrator shall have, to the extent permitted by law, the authority to determine the enforceability of this class, collective, representative, and multi-plaintiff/claimant action waiver. If the class, collective, representative, or multi-plaintiff/claimant action waiver or prohibition on class arbitration is deemed invalid or unenforceable in whole or part, then the remaining enforceable portions of the waiver and arbitration agreement will remain in force and you agree to stay any claims not subject to individual arbitration until after all claims subject to arbitration are fully resolved. To the extent that you seek to bring any claim(s) under the California Private Attorneys General Act (“PAGA”) or other private attorneys general act statute, any individual claim(s) shall be arbitrated on an individual basis, and any non-individual claim(s) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual PAGA or private attorneys general act claim(s).

MG By initialing here, you acknowledge that you have read these Sections 16 and 17 and agree with the arbitration provision and class action waiver in them.

18.Miscellaneous. This Separation Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. If you violate any of the post-termination obligations in this Agreement, the obligation at issue will run from the first date on which you cease to be in violation of such obligation. This Separation Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Separation Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Separation Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Separation Agreement and the provision in question will be modified so as to be rendered enforceable. This Separation Agreement will be governed and interpreted by and under the laws of the state in which your primary place of work is located, without giving effect to any conflicts of laws principles that require the application of the law of a different state. Any ambiguity in this Separation Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Separation Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. Nothing in this Separation Agreement shall restrict your ability to obtain future employment, including with competitors, other than as set forth in Section 16.2(b) of the Consulting Agreement, provided that you comply with your existing non-solicitation obligations. This Separation Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

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If this Separation Agreement is acceptable to you, please sign below and return it to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Separation Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best.

Snowflake Inc.

By: /s/ Sridhar Ramaswamy
Name: Sridhar Ramaswamy
Title: Chief Executive Officer

I have read, understand and agree fully to the foregoing Separation Agreement:

Signature: /s/ Michael Gannon
Name: Michael Gannon
Date: March 30, 2026

Exhibit A

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) by and between Snowflake Inc. (the “Company”) and Michael Gannon, an individual (“Consultant” or “you”) is effective as of the Separation Date (as defined in the Separation Agreement signed on March 30, 2026 between the Company and Consultant (the “Separation Agreement”), to which this Consulting Agreement is attached as Exhibit A) (the “Effective Date”).

RECITALS

WHEREAS the parties desire for the Company to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and

WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Consulting Agreement as an independent contractor.

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.Engagement of Services. Consultant agrees to provide consulting services as an advisor to the Company at the request of Sridhar Ramaswamy, the Company’s then-serving Chief Revenue Officer (each, an “Executive”), or their designees. Consultant agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services. Consultant agrees to make himself reasonably available for up to twenty (20) hours per week to perform such consulting services throughout the Term (as defined in Section 16.1), and to be reasonably available to meet.

2.Compensation. As full compensation for the services and the rights granted to the Company in this Consulting Agreement, as well as the releases in the Separation Agreement, the Company will provide continued vesting during the Term of any outstanding equity awards Consultant holds; provided that the performance-based equity award granted to Consultant on March 20, 2026 (the “March 2026 PSU Award”) will not vest since the performance condition will not have been satisfied within the Term. In other words, the consulting services provided by Consultant under this Consulting Agreement constitute Continuous Service for purposes of the Snowflake Inc. 2020 Equity Incentive Plan (the “Plan”) and Consultant’s equity award agreements, except for the March 2026 PSU Award. Consultant hereby agrees and acknowledges that March 2026 PSU Award has been forfeited and Consultant’s right to such award has terminated, effective as of the Separation Date.

3.Expenses. The Company agrees to reimburse Consultant for all reasonable, pre-approved, and documented travel and other costs or expenses incurred or paid by Consultant in connection with the performance of the services hereunder in accordance with the general reimbursement policy of the Company then in effect.

4.Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to the Company all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, and in each case, which relate to Consultant’s services provided pursuant to this Consulting Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of the Company. Consultant will immediately disclose to the Company all Work Product. Consultant agrees to execute, at the Company’s request and expense, all documents and other instruments reasonably necessary and desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of the Company’s request, Consultant hereby irrevocably appoints the Company as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Consulting Agreement at the U.S. Copyright Office, the U.S.

Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge the Company’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist the Company in every reasonably necessary way to enforce the Company’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as the Company may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing the Company’s rights relating to the Work Product.

5.Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against the Company. In the event that Consultant has any such rights that cannot be assigned or waived, Consultant hereby grants to the Company a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

6.Non-Disparagement. Consultant agrees and covenant that Consultant will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its current or former employees, officers, or directors, and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future, provided that Consultant may respond accurately and fully to any question, inquiry, or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

7.Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Consulting Agreement and perform his obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to the Company as set forth in Sections 4 and 5 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify the Company from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 7.

8.Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Company. Nothing in this Consulting Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control. In completing the consulting services, Consultant agrees to provide his own equipment, tools and other materials at his own expense. Consultant is not authorized to represent that he is an agent, employee, or legal representative of the Company, unless specifically directed by an Executive. Consultant is not authorized to make any representation, contract, or commitment on behalf of the Company or incur any liabilities or obligations of any kind in the name of or on behalf of the Company. Consultant shall be free at all times to arrange the time and manner of performance of the consulting services. Consultant is not required to maintain any schedule of duties or assignments. Consultant is also not required to provide reports to the Company. In addition to all other obligations contained herein, Consultant agrees: (a) to proceed with diligence and promptness and hereby warrants that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Company; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder.

9.Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof.

10.Tax Treatment. Consultant and the Company agree that the Company will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, he is not entitled to unemployment benefits in the event this Consulting Agreement terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner while performing obligations under this Consulting Agreement.

11.No Employee Benefits. Consultant acknowledges and agrees that he will not receive any employee benefits of any kind from the Company. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Consulting Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (on behalf of himself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Company’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Company to its employees. Consultant acknowledges and agrees that as a result of the extension of the exercisability of his stock options due to this Consulting Agreement, such options will no longer qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and will be treated for tax purposes as a Nonstatutory Stock Option ninety (90) days after the Separation Date.

12.Expenses and Liabilities. Consultant agrees that as an independent contractor, he is solely responsible for all expenses (and profits/losses) he incurs in connection with the performance of services. Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Company. In addition, the Company does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.

13.Non-Exclusivity. The Company reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights. Consultant reserves the right to perform services for other persons, provided that the performance of such services do not conflict or interfere with services provided pursuant to or obligations under this Consulting Agreement. However, reference is made to Section 16.2(b), which states that, if Consultant provides services to a competitor of the Company, the Company may terminate this Consulting Agreement immediately for cause.

14.No Conflict of Interest and Policy Compliance. During the term of this Consulting Agreement, Consultant agrees to comply with the Company’s Global Code of Conduct and Ethics and Insider Trading Policy. Consultant warrants that there is no other contract or duty on his part that prevents or impedes Consultant’s performance under this Consulting Agreement.

15.Confidential Information. Consultant agrees to hold the Company’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of the Company’s Confidential Information for any purpose other than performance of Consultant’s services hereunder. “Confidential Information” as used in this Consulting Agreement shall mean all information disclosed by the Company to Consultant, or otherwise, regarding the Company or its business obtained by Consultant pursuant to services provided under this Consulting Agreement that is not generally known in the Company’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Company or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or Consultant in the course of the Company’s business. Consultant’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by the Company. In addition, Consultant may disclose the Company’s Confidential Information in response to a valid order by a court or other governmental body, or as otherwise required by law. When possible, prior to making a disclosure in response to a valid order by a court or other governmental body, or as otherwise required by law, Consultant shall give the Company advance notice and an opportunity to object or seek a protective order. All Confidential Information furnished to Consultant by the Company is the sole and exclusive property of the Company or its suppliers or customers. Upon request by the Company, Consultant agrees to promptly deliver to the Company the original and any copies of such Confidential Information. Consultant’s duty of confidentiality under this Consulting Agreement does not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and the Company. Notwithstanding the foregoing or anything to the contrary in this Consulting Agreement or any other agreement between the Company and Consultant, nothing in this Consulting Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Company or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

16.Term and Termination.

16.1.Term. The “Term” of this Consulting Agreement is from the Effective Date until the earlier of: (i) Consultant’s failure to timely sign the Separation Agreement; (ii) Consultant’s failure to allow the releases set forth in the signed Separation Agreement to become effective; (iii) September 21, 2026; or (iv) any earlier termination provided for in this Consulting Agreement.

16.2.Termination.

(a) Termination without cause. Consultant may terminate this Consulting Agreement without cause at any time upon 5 days’ prior written notice to the Company.

(b) Termination for cause. The Company may terminate this Consulting Agreement for cause immediately if: (i) any events occur that constitute Cause (as defined in the Plan); (ii) Consultant becomes a service provider, including an employee or consultant, to a principal competitor of the Company, as determined by the Company in its reasonable and good faith judgment; or (iii) Consultant has materially breached this Consulting Agreement, the Separation Agreement, or Consultant’s PIIA (as defined in the Separation Agreement). For the avoidance of doubt, violations of Section 6 (Non-Disparagement), Section 14 (No Conflict of Interest and Policy Compliance), or Section 15 (Confidential Information) of this Consulting Agreement each constitute a material breach of this Consulting Agreement and a violation of Section 5 (Additional Activities) of the PIIA, which contains a one-year post-employment non-solicitation clause, constitutes a material breach of the PIIA. Any terminations for Cause under this section may only be made after the Company provides written notice (email to the personal email you have provided to the Company is acceptable) specifying the grounds and providing a 10-day opportunity to cure, except where the conduct is not reasonably curable.

(c) Automatic Termination. For clarity, if the Consultant has his employment terminated for Cause prior to the Separation Date (as defined in the Separation Agreement) and the Company elects to terminate his ability to serve as a consultant, then this Consulting Agreement will be null and void, no aspect of this Consulting Agreement will be binding on either party, and no benefits will be due to Consultant under this Consulting Agreement.

16.3.Effect of Termination. Upon any termination or expiration of this Consulting Agreement, Consultant (i) shall immediately discontinue all use of the Company’s Confidential Information delivered under this Consulting Agreement; (ii) shall delete any such the Company Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to the Company, or, at the Company’s option, destroy, all copies of such Confidential Information then in Consultant’s possession.

16.4.Survival. The rights and obligations contained in Sections 3, 4, 5, 7, 10-12, 15, 16.3, and 17-24 will survive any termination or expiration of this Consulting Agreement.

17.Disputes. The Company and Consultant agree that Sections 16 (Arbitration) and 17 (Class and Collective Action Waiver) of the Separation Agreement will apply to this Consulting Agreement regardless of whether the Separation Agreement becomes effective.

MG By initialing here, Consultant acknowledges that he has read Sections 16 and 17 of the Separation Agreement and agrees with the arbitration provision and class action waiver in them.

18.Successors and Assigns. Consultant may not subcontract or otherwise delegate his obligations under this Consulting Agreement without the Company’s prior written consent. the Company may assign this Consulting Agreement. Subject to the foregoing, this Consulting Agreement will be for the benefit of the Company’s successors and assigns, and will be binding on Consultant’s subcontractors or delegatees.

19.Notices. Any notice required or permitted by this Consulting Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy, email, or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

20.Severability. Should any provisions of this Consulting Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Consulting Agreement shall not be affected or impaired thereby.

21.Waiver. The waiver by the Company of a breach of any provision of this Consulting Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

22.Injunctive Relief for Breach. Consultant’s obligations under this Consulting Agreement are of a unique character that gives them particular value; breach of any of such obligations may result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and, in the event of such breach, the Company may be entitled to injunctive relief, and such other and further relief as may be proper (including monetary damages if appropriate).

23.Entire Agreement. This Consulting Agreement is being entered into as part of the Separation Agreement, and is contingent upon Consultant’s execution of the Separation Agreement and satisfactory employment with the Company through the Separation Date (as defined in the Separation Agreement). This Consulting Agreement and the Separation Agreement constitute the entire understanding of the parties relating to the subject matter and supersede any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter. This Consulting Agreement will be governed and interpreted by and under the laws of the state in which your primary place of work is located, without giving effect to any conflicts of laws principles that require the application of the law of a different state. This Consulting Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Company, which writing explicitly states the intent of the parties hereto to supplement the terms herein.

In Witness Whereof, the parties have executed this Consulting Agreement effective as of the Effective Date.

Snowflake Inc.

By: /s/ Sridhar Ramaswamy
Name: Sridhar Ramaswamy
Title: Chief Executive Officer

Agreed to and Accepted:

/s/ Michael Gannon
Michael Gannon